Exhibit 99.2

Leap Therapeutics’ Board of Directors Member Dr. Monica Bertagnolli Appointed as the Director of the National Cancer Institute

Dr. Bertagnolli to Transition Off Leap’s Board of Directors

CAMBRIDGE, Mass., August 12, 2022 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics today announced that its Board member, Monica Bertagnolli, MD, has been appointed as the 16th Director of the National Cancer Institute (NCI) by the Biden administration. Dr. Bertagnolli becomes the first woman director of the institute since its inception in 1937. Effective with her appointment, Dr. Bertagnolli will transition off Leap’s Board of Directors.

“On behalf of Leap Therapeutics, we are extremely proud of Monica and congratulate her for being selected for this prestigious position at the NCI,” said Douglas E. Onsi, President and Chief Executive Officer of Leap. “Monica is a renowned surgeon and leader in cancer research, and we are extremely grateful for her counsel in guiding our organization to where we are today. We thank her for all of her contributions to Leap and look forward to her leadership of the Cancer Moonshot and the development of new therapies for cancer patients.”

Dr. Bertagnolli is currently a professor of surgery at Harvard Medical School, and an associate surgeon at Brigham and Women’s Hospital and Dana-Farber Cancer Institute. She also serves as the current President of American Society of Clinical Oncology (ASCO). Dr. Bertagnolli is the group chair of Alliance for Clinical Trials in Oncology, and President of the Alliance for Clinical Trial in Oncology Foundation and CEO of Alliance Foundation Trials, LLC. She has previously served as Chief of the Division of Surgical Oncology at Dana Farber/Brigham and Women’s Cancer Center (2008-2018) and was an attending surgeon at New York Presbyterian Hospital – Weill Cornell from 1994-1999. Dr. Bertagnolli has served on numerous committees and boards including the Board of Directors for ASCO and the National Academy of Medicine’s National Cancer Policy Forum.

About Leap Therapeutics

Leap Therapeutics (Nasdaq: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein. DKN-01 is being developed in patients with esophagogastric, gynecologic, and colorectal cancers. Leap has entered into a strategic collaboration with BeiGene, Ltd. for the rights to develop DKN-01 in Asia (excluding Japan), Australia, and New Zealand. For more information about Leap Therapeutics, visit http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

CONTACT:

Douglas E. Onsi
President & Chief Executive Officer
Leap Therapeutics, Inc.
617-714-0360
donsi@leaptx.com

Matthew DeYoung
Investor Relations
Argot Partners
212-600-1902
leap@argotpartners.com